UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012
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AMCOL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	1-14447 Commission File Number	36-0724340 I.R.S. Employer Identification Number

2870 Forbs Avenue
Hoffman Estates, IL 60192
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 851-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On January 20, 2012, AMCOL International Corporation (the “Company”) and certain of its wholly-owned subsidiaries entered into a Credit Agreement with BMO Harris Bank N.A., as administrative agent, and the financial institutions named therein as lenders.  This new credit facility replaced the Company’s existing $225 million unsecured line of credit with a $300 million unsecured line of credit, which can be increased to $400 million subject to customary conditions and the approval of any lender providing an increased or new commitment.  The new credit facility is available to refinance existing debt and for general corporate purposes.  Under the terms of the Credit Agreement, interest is payable at variable rates based on the Company’s ratio of debt to EBITDA.  This Credit Agreement expires on January 20, 2017, and contains restrictive covenants similar to the Company’s previous credit facility, including covenants relating to the maintenance of net worth, leverage ratios and interest coverage ratios.

The description of the Credit Agreement set forth above is qualified by reference to the full text of the Credit Agreement attached hereto as an exhibit and incorporated herein by reference.

Item 1.02                 Termination of a Material Definitive Agreement.

On January 20, 2012, the Company terminated the Credit Agreement dated November 10, 2005, as amended on June 14, 2006, March 8, 2007, May 20, 2008 and September 18, 2009 (the “2005 Credit Agreement”), between the Company, certain of its wholly-owned subsidiaries, BMO Harris Bank N.A. and certain other financial institutions named therein.  The 2005 Credit Agreement was scheduled to mature on April 1, 2013.

Item 9.01                   Financial Statements and Exhibits

(d)           Exhibits.

10.1
Credit Agreement dated as of January 20, 2012, by and among AMCOL International Corporation, certain wholly-owned AMCOL subsidiaries, BMO Harris Bank N.A., as administrative agent, and certain other financial institutions identified as lenders therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOL INTERNATIONAL CORPORATION
Date:	January 23, 2012	By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
10.1
Credit Agreement dated as of January 20, 2012, by and among AMCOL International Corporation, certain wholly-owned AMCOL subsidiaries, BMO Harris Bank N.A., as administrative agent, and certain other financial institutions identified as lenders therein.